Exhibit 4.3

AVIATION LIQUID FUEL SUPPLY CONTRACT

BETWEEN ORGANIZACIÓN TERPEL S.A. and AEROVÍAS DEL

CONTINENTE AMERICANO S.A., AVIANCA S.A. AEROLÍNEAS GALÁPAGOS

SUCURSAL COLOMBIA S.A., TRANSAMERICAN AIRLINES S.A. SUCURSAL

COLOMBIA (d.b.a. TACA PERÚ), LÍNEAS AÉREAS COSTARRICENSES S.A., LACSA

SUCURSAL COLOMBIA AND TACA INTERNACIONAL AIRLINES S.A. SUCURSAL

COLOMBIA AND TAMPA CARGO

By and between the undersigned, ORGANIZACIÓN TERPEL S.A., with registered office in the city of Bogota D.C., incorporated under the Colombian legislation as laid down in Public Deed No. 6038 on November 21st, 2001, granted in Public Notary Office # Six (6) from the Bogota D.C. Circuit, and in the certificate of incorporation issued by the Chamber of Commerce of Bogota and represented within this document by SYLVIA ESCOVAR GÓMEZ, of legal age, domiciled in the city of Bogota, identified with national identification card # 51.615.762 from Bogota, acting in her capacity as Alternate Legal Representative, in accordance with the certificate of incorporation, (hereinafter referred to as “TERPEL”), on the one hand, and on the other, AEROVÍAS DEL CONTINENTE AMERICANO S.A. AVIANCA, with registered office in the city of Barranquilla, incorporated under the Colombian legislation as laid down under Public Deed # 2374 from December 5th, 1919, granted in Public Notary Office # 2 (2) from the Barranquilla Circuit, and in the certificate of incorporation issued by the Chamber of Commerce of Barranquilla, and represented in this document by ELISA MURGAS DE MORENO, of legal age, domiciled in the city of Bogota, identified with national identification card # 41.614.534 from Bogota, acting in her quality of Legal Representative, in accordance to the certificate of incorporation, (hereinafter referred to as “AVIANCA”), AEROLÍNEAS GALÁPAGOS S.A. AEROGAL SUCURSAL COLOMBIA domiciled in the city of Bogota, represented in this document by ELISA MURGAS DE MORENO, of legal age, domiciled in the city of Bogota, identified with national identification card # 41.614.534 from Bogota, acting in her capacity as Legal Representative of the branch office, as laid down in the certificate of incorporation (hereinafter referred to as “AEROGAL”) TRANS AMERICAN AIRLINES S.A. TACA PERÚ SUCURSAL COLOMBIA, domiciled in the city of Bogota, represented in this document by ELISA MURGAS DE MORENO, of legal age, domiciled in the city of Bogota, identified with national identification card # 41.614.534 from Bogota, acting in her capacity as Legal Representative of the branch office, as laid down in the certificate of incorporation, (hereinafter referred to as “TACA PERÚ”), LÍNEAS AÉREAS COSTARRICENSES S.A. LACSA SUCURSAL COLOMBIA domiciled in the city of Bogota, represented in this document ELISA MURGAS DE MORENO, of legal age, domiciled in the city of Bogota, identified with national identification card # 41.614.534 from Bogota, acting in her capacity as Legal Representative of the branch office, as laid down in the certificate of incorporation, (hereinafter referred to as “LACSA”), TACA INTERNACIONAL AIRLINES S.A. SUCURSAL COLOMBIA domiciled in the city of Bogota, represented in this document by ELISA MURGAS DE MORENO, of legal age, domiciled in the city of Bogota, identified with national identification card # 41.614.534 from Bogota, acting in her capacity as Legal Representative of the branch office, as laid down in the certificate of incorporation, (hereinafter referred to as “TACA INTERNACIONAL”) and TACA INTERNACIONAL domiciled in the city of Rionegro, Antioquia, represented in this document by CHRISTIAN VESGA TOLOZA, of legal age, domiciled in the city of Bogota, identified with national identification card # 91.266.593 from Bogota, acting in his capacity as Legal Representative of the branch office, as laid down in the certificate of incorporation, (hereinafter referred to as “TAMPA”), have all agreed on executing the Petroleum Product Aviation Liquid Fuel Supply Contract herein (hereinafter referred to as the “CONTRACT””), according to the terms and conditions below:

Avianca, Aerogal, Taca Perú, Lacsa, Taca International and Tampa act several and not joint for the CONTRACT herein, and hereinafter for all legal purposes of said contract they shall be referred to generally and altogether as “COMPANY”.

ONE. PURPOSE—Upon execution of the CONTRACT, TERPEL is mandated to provide the prices described in Annex No. 1 and during the period of validity of the commercial relationship, 100% of the JET A1 aviation fuel (hereinafter referred to as the “Product”) that

COMPANY requires for consumption by its aircraft in domestic and international flights at the following domestic Airports: Aeropuerto Internacional El Dorado and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, Rafael Núñez in Cartagena, Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha. The fuel supply service at the Vásquez Cobo Airport in Leticia will be subject to beginning COMPANY’S operations in said airport.

The supply Contract is performed considering the estimated total consumption of COMPANY in said airports in volume by number of gallons, according to specifications in Annex No. 1 which is part of the entire Contract herein.

On the one hand, by signing the CONTRACT, COMPANY will be mandated to purchase the amounts of fuel (JET-A1) under the purpose of this legal transaction from TERPEL, as long as TERPEL has the technical and operational infrastructure required for supplying such quantities.

PARAGRAPH ONE: The CONTRACT is signed based on the current consumption estimated by COMPANY, and highlighted in Annex No. 1. If COMPANY reports a considerable increase in said consumption, TERPEL is mandated to make its best effort to adapt its installed capacity to the new needs of COMPANY in such a way in which COMPANY suffers no interruption in its supply of the required quantities. If TERPEL reports its incapability to cater higher consumption, it shall notify COMPANY as soon as possible and COMPANY will be in the liberty of seeking other fuel vendors to cater the additional volume, without this implying breach under the terms of the Contract herein.

TWO. VALIDITY OF CONTRACT—The CONTRACT shall remain valid from December 1st, 2012 until November 30th, 2015.

The CONTRACT may be extended for successive one year periods, no less than thirty (30) days before the final date of validity expected in the clause herein.

TERPEL may carry out the supply under the purpose of the CONTRACT, by using its own infrastructure or that of a third party, among others, at the discretion of TERPEL. In every case, TERPEL will be responsible for having the necessary infrastructure and there will be no justification for noncompliance of its obligations as described in the CONTRACT, by way of its own actions or those of others that impact or may have an impact on the availability of the infrastructure required for the supply, under the terms of the legal transaction herein, with the exception of duly proven unforeseeable events or events of force majeure.

PARAGRAPH: TERPEL shall supply fuel at Aeropuerto Internacional El Dorado and Terminal Puente Aéreo in Bogota, until the partial or total activation of the new operation system for distribution of aviation fuel through hydrants in said airports, or until Organización Terpel S.A. is no longer the direct operator of its aviation fuel distribution facilities in said airports, whichever comes first; without this implying breach of contract. In any of the previous events, TERPEL shall notify AVIANCA and AEROGAL, specifying the date until the terms of this contract shall remain valid, solely with respect to said airports and companies.

THREE. PERCENTAGE OF THE TOTAL VOLUME REQUIRED BY THE COMPANY AND PROVIDED BY TERPEL. Upon signing the CONTRACT, COMPANY is mandated to purchase, and TERPEL is mandated to provide COMPANY the required amounts, pursuant to the estimates mentioned in Annex No. 1.

FOUR. DETERMINING THE VOLUME TO BE SUPPLIED PER FLIGHT. Every morning, COMPANY shall provide TERPEL a copy of its flight itinerary. The amount of fuel to be provided for each flight shall be notified through a Refueling Order to be delivered at the time of filling each tank.

FIVE. DELIVERY, OWNERSHIP AND RISK OF LOSS. COMPANY shall receive fuel as follows:

TERPEL shall deliver fuel in aircraft scheduled to fly from the airports of El Dorado and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, Rafael Núñez in Cartagena, Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha, pursuant to COMPANY’s request and under the terms of the CONTRACT herein. The fuel supply service at the Vásquez Cobo Airport in Leticia will be subject to beginning COMPANY’S operations in said airport.

The ownership and risk of loss of fuel shall pass from the hands of TERPEL to COMPANY as soon as it is provided to the aircraft. Delivery shall be deemed in the aircraft in any of the following events:

(i) When fuel passes the adapter under the wing or,

(ii) When fuel passes the connection or filling hose over the wing, depending on each aircraft to be supplied. From that moment on, any loss or impairment shall be exclusive to COMPANY.

SIX. OBLIGATIONS OF TERPEL. Upon singing the CONTRACT, TERPEL is mandated to:

a) Have the infrastructure required to guarantee supply to COMPANY.

b) Provide COMPANY the Quantity of Product requested, considering the operation specifics of COMPANY and the consumption, maintenance and other requirements, unless under unforeseeable events or acts of force majeure that hinder TERPEL from providing the fuel. TERPEL shall make its best effort to minimize and mitigate propagation of the force majeure act. For the duration of the impairment of TERPEL to supply fuel during acts of force majeure, COMPANY shall seek other vendors to cater its operational needs, without this implying breach of the CONTRACT herein.

c) Guarantee the quality of Products delivered.

d) In case of risk of lack of supply or actual lack of supply from the normal source of TERPEL, TERPEL shall act with its best effort to seek alternate sources of provisioning, giving COMPANY the maximum priority for delivering fuel to its aircraft, with the purpose of guaranteeing none of them remain without the Product. Notwithstanding the above, and considering the nature of the liquid fuel distribution activity regulated, if TERPEL has no alternate source different from the Refiner acquiring fuel (Ecopetrol S.A.), is not mandated to provide the supply agreed upon herein.

e) Not use the name of COMPANY, its brands or commercial slogans without prior and express authorization from COMPANY. For commercial purposes, TERPEL may include COMPANY among its client list.

f) Meet current environmental standard requirements and hold COMPANY harmless with respect to said risk.

g) Agree on, and keep all licenses and permits required for operation, up to date.

h) Together with the corresponding Airport Manager, agree on the terms for permits and authorizations required for supplying under the conditions required by COMPANY.

i) Meet all safety, operations, and quality standards demanded from COMPANY by the different control and certification entities, as far as they are applicable to the processes required from TERPEL for its obligations under the terms of the CONTRACT. COMPANY and TERPEL shall arrange to guarantee compliance, publication and application of these standards. We clarify that the quality standards of reference are specified in clauses Eleven and Twelve in the CONTRACT; in case of any additional requirement from COMPANY, it shall be advised in written form to TERPEL, and the corresponding application shall be agreed upon between the parties.

j) Pay COMPANY, any difference between the price agreed with TERPEL and that paid by COMPANY to the third party with the purpose of covering the supply of fuel at the Almirante Padilla Airport in Riohacha, until the causes that hinder TERPEL’s supply in said airport are solved.

k) All those mentioned in the CONTRACT, as well as those that arise from the nature or essence of the legal transaction herein.

SEVEN. OBLIGATIONS OF COMPANY. Upon signing the CONTRACT, COMPANY is mandated to:

a) Receive the fuel quantity from TERPEL, as required for supplying its aircraft, unless an unforeseeable event that affects COMPANY does not allow for it to accept the delivery of Product. COMPANY shall make its best effort to minimize and mitigate propagating the act of force majeure. Once the facts that gave rise to the issue that did not allow COMPANY to receive the Product, COMPANY shall continue to be mandated to receive the necessary Product from TERPEL to supply its aircraft and Equipment, and to comply with all of its obligations upon signing the CONTRACT.

b) Issue Refueling Orders and provide TERPEL information that may allow budgeting the increase or reduction of consumption.

c) Pay the amount in concept of the supply, within the agreed periods.

d) Not use the name of TERPEL, its brands or commercial slogans, without previous express authorization from TERPEL.

e) COMPANY shall support TERPEL when requested, in agreement with all other vendors catering the needs of aircraft for purposes of executing the fuel supply operation in a quick and safe manner.

f) All those mentioned in the CONTRACT, as well as those that arise from the nature or essence of the legal transaction herein.

EIGHT. CONTRACT TERMINATION UPON CANCELLATION OF TERPEL’S OPERATIONS OR THOSE OF THE COMPANY—In case of termination for any reason caused by TERPEL’s or COMPANY’s operations in the airports mentioned in clause one in the CONTRACT, the terms and conditions therein shall be deemed terminated as well. TERPEL or COMPANY, as the case may be, may cancel their operations or leave the airport without an responsibility in their name, as long as the party making the decision to leave provides written notice to the other party no less than six (6) months before, unless said decision is by reason of a Government statement in that sense, or the orders of the owner and / or manager of the airport, and said decision mandates canceling or leaving in a shorter period.

If the decision of the COMPANY to cancel operations is by reason of transferring its operations to another Airport, COMPANY shall grant the first option to TERPEL for it to be the vendor in the new Airport, in order to guarantee no less than the consumption under the purpose of the CONTRACT.

Termination of the CONTRACT herein shall not occur upon total sale of assets, transformation or merger of COMPANY.

NINE. OBLIGATIONS OF TERPEL AND OF COMPANY. Unless otherwise set forth in this contract, TERPEL is mandated to indemnify, advocate and hold COMPANY harmless of and against any and all claims, law suits, proceedings, damages and responsibilities in concept of loss or damage of property or upon the death or injury of any person or against all costs associated (including reasonable attorney fees) loss and expenses, in any way related to the CONTRACT, unless insofar as it is caused by gross negligence or willful misconduct of COMPANY.

TEN. GUARANTEES—TERPEL offers to maintain, pay at its expense and renew the following insurance policies in a timely fashion, with an insurance company and under acceptable conditions for COMPANY:

a) Performance bond: Its purpose is to guarantee each and every one of the obligations of supplying fuel arising from the CONTRACT, for an amount equal to TEN (10%) percent of the total annual supply price. The deemed value for the first year of supply is EIGHT HUNDRED AND SIXTY SEVEN BILLION EIGHT HUNDRED AND SEVENTY SIX MILLION, TWO HUNDRED AND THIRTY SEVEN THOUSAND SEVEN HUNDRED AND SIXTEEN COLOMBIAN PESOS ($867.876.237.716). The coverage shall remain valid for a year starting ten (10) business days after signing the CONTRACT, and it shall be renewed annually until covering the total period of supply of fuels, pursuant to the validity established in clause two. The price of this bond shall be re-calculated by COMPANY 30 days before expiration. TERPEL shall be the bonded party and the insured and beneficiaries shall be AEROVÍAS DEL CONTINENTE AMERICANO S.A. AVIANCA, AEROLÍNEAS GALÁPAGOS S.A. SUCURSAL COLOMBIA, TRANS AMERICAN AIRLINES S.A. TACA PERÚ SUCURSAL COLOMBIA, LÍNEAS AÉREAS COSTARRICENSES S.A. LACSA SUCURSAL COLOMBIA, TACA INTERNACIONAL AIRLINES S.A. SUCURSAL COLOMBIA and TAMPA CARGO S.A.

b) Non-Contractual Civil Liability for an amount of SEVEN HUNDRED AND FIFTY MILLION DOLLARS (USD$ 750.000.000), for each event, but in the aggregate with respect to civil liability AVN 52G and for products, with the purpose of guaranteeing damages cause to COMPANY and / or third parties as an effect of the execution, lack of execution, or improper execution of the supply.

Coverage shall remain valid for the entire period of validity of the CONTRACT and four (4) additional months. The insured parties shall be TERPEL and AEROVÍAS DEL CONTINENTE AMERICANO S.A. AVIANCA, AEROLÍNEAS GALÁPAGOS S.A. SUCURSAL COLOMBIA, TRANS AMERICAN AIRLINES S.A. TACA PERÚ SUCURSAL COLOMBIA, LÍNEAS AÉREAS COSTARRICENSES S.A. LACSA SUCURSAL COLOMBIA, TACA INTERNACIONAL AIRLINES S.A. SUCURSAL COLOMBIA and TAMPA CARGO S.A. and the beneficiaries shall be the affected third parties.

PARAGRAPH. The value o the corresponding premiums shall be on behalf of TERPEL and failure to pay will allow COMPANY to apply penalties pursuant to those described in the CONTRACT or in the absence thereof, to terminate said contract in advance and unilaterally, holding COMPANY harmless for that fact. COMPANY may claim damages from TERPEL as a result of the termination.

Civil Liability policies must mention COMPANY as well as others listed in this paragraph and must include a separation of interest clause, a primary insurance without the right to contribution, and a non-material adverse modification clause, without cancellation, rather with prior notice, THIRTY (30) calendar days or SEVEN (7) calendar days in case of any risk of war. TERPEL shall send COMPANY, in concept of proof said policies, all the corresponding insurance certificates, to be submitted within a period of no longer than TEN (10) business days starting from the date of signing the CONTRACT.

TERPEL shall submit renewal of policies not after fifteen (15) days before expiration.

Upon failure to deliver the required policy in subparagraph b under this clause, within FIVE (5) business days after signing the CONTRACT, or upon its renewal for the following periods; COMPANY may take the policy on behalf of TERPEL, who expressly accepts that the values in concept of premiums that COMPANY has paid, shall be deducted directly from the amount payable.

ELEVEN. TECHNICAL SPECIFICATIONS OF FUEL—Upon signing the CONTRACT, TERPEL will acquire from ECOPETROL, and supply COMPANY JET-A1 fuel within the specifications set forth by ICONTEC 1899 standards (ATA Guidance Material for Aviation Fuel), NTC 4642 STORAGE, NTC 4643 SUPPLY, latest version. If said fuel does not meet the aforementioned specifications, COMPANY shall be relieved of its obligation to purchase the required fuel from TERPEL, at the locations where said noncompliances have occurred, until technical specifications of fuel meet the aforementioned standards. If TERPEL is not under the capacity to supply fuel acquired from ECOPETROL within the aforementioned specifications, TERPEL shall notify COMPANY around the differences in product with respect to the described conditions, and shall give COMPANY the option to either accept or reject the fuel. COMPANY’s decision under this situation shall not imply any responsibility before TERPEL.

It is deemed that TERPEL shall be in charge of working together with ECOPETROL in any administrative tasks with the purpose of solving issues in terms of quality or fuel specifications according to any claims over the matter from COMPANY.

TERPEL shall specify the following information within the tickets for each product delivery: Density, product temperature at the time of refueling, and delivery time.

TERPEL may import product that is required to be delivered to COMPANY, as long as it meets the specifications set forth by ICONTEC 1899 standards (ATA Guidance Material for Aviation Fuel), NTC 4642 STORAGE, NTC 4643 SUPPLY, latest versions.

COMPANY will be entitled to carry out periodic inspections and audits at the facilities, over equipment and procedures at any time, as long as it does not interrupt the operation and there has been prior notice provided to TERPEL five (5) business days in advance. The purpose of these inspections shall be to verify compliance by TERPEL of the procedures established by COMPANY for supplying fuel, as well as the degree of compliance of the vendor with respect to the industry’s fuel standards; ATA 103, JIG, CAN / CGSB-3.23-2009, among others. TERPEL shall be responsible for the reports generates after the inspections carried out by COMPANY within the time frame and fashion it has set forth; answers must be guided towards meeting the standards established.

TERPEL will give access to regulatory entities that supervise COMPANY, when they so require to verify the requirements established in this clause.

TWELVE. CONTROL OVER QUALITY AND QUANTITY OF PRODUCT

A) QUALITY CONTROL. TERPEL shall meet the procedures and evidence described, and within the time frame specified in the FUEL PROCEDURE MANUAL OF COMPANY, TERPEL’S QUALITY CONTROL MANUAL and the latest version of the ATA 103 international standard; in case there is any difference, the Manual most favorable for COMPANY shall apply.

In addition to this, if the Department of Quality Assurance of COMPANY requires to do so, TERPEL shall send the tests and / or fuel analysis (JET-A1), performed at the plants and airports, to guarantee that the product remains within specifications.

The following is are the aforementioned tests and their frequency:

TYPE OF TEST	FREQUENCY

Complete Tests Basic Tests Short Tests	For each Tender dispatched by the vendor For each Tender received at the plant For each Tender received at the airport

TERPEL shall carry out appearance and water detection in fuel tests on a daily basis, in presence of the maintenance representative of COMPANY.

The results and test and / or analysis reports, including complete tests from ECOPETROL, shall be available to COMPANY at the plants and airports where TERPEL operates and hey shall be supplied when required, and in every case, automatically for those referring to complete tests and Millipore color tests carried out at airports. COMPANY will be entitled to take fuel samples (JET A-1) as provided, but these samples must be taken in presence of an authorized TERPEL representative.

B) QUALITY CONTROL. Volumetric tests submitted by TERPEL shall be accepted by COMPANY as evidence of the quantities delivered. TERPEL is committed to maintaining meters in perfect operation condition, gauging them every six (6) months (NTC 4643 SUPPLY) understanding that COMPANY may verify the calibration of meters used by TERPEL at any time. In case of a claim from COMPANY around missing variations recorded by a meter, TERPEL shall gauge in presence of a representative of COMPANY, and if a lack of calibration is proven, TERPEL shall pay COMPANY the missing percentage upon applying it to the volume that could have been delivered to COMPANY by said meter, starting the date of the last calibration until it is re-calibrated in presence of COMPANY representatives, to the satisfaction thereof. TERPEL shall also cover transportation and maintenance expenses, if applicable, necessary for two of COMPANY’S workers who shall transfer to the sites in order to supply and insure proper gauging of the meters, as long as there is a difference attributable to TERPEL. THIRTEEN- PRICE OF FUEL—During the period between December 1st, 2012 and November 30th, 2015, fuel sales prices (“PF”) (JET-A1) for domestic and international flights of COMPANY, shall result from the sum of the following components:

a) the price ECOPETROL applies for El Dorado Airport and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, Rafael Núñez in Cartagena,; the price shall be established by ECOPETROL. For the following airports, ECOPETROL’S price is broken down as follows: Simón Bolívar in Santa Marta, as established in Barranquilla, Palonegro in Bucaramanga, as established in Bucaramanga, Camilo Daza in Cucuta, as established in Bucaramanga, Los Garzones in Montería, as established in Barranquilla / Yariguies in Barrancabermeja, as established in Bucaramanga, Matecaña in Pereira, as established in Medellín, Alfonso López in Valledupar, as established in Barranquilla, Almirante Padilla in Riohacha as established in Barranquilla. (“PE”).

The fuel supply service at the Vásquez Cobo Airport in Leticia will be subject to beginning THE COMPANY’S operations in said airport.

b) Difference established by TERPEL for COMPANY at El Dorado Airport and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, Rafael Núñez in Cartagena, (“MA”).

c) Difference established by TERPEL for COMPANY at Simón Bolivar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha. The fuel supply service at the Vásquez Cobo Airport in Leticia will be subject to beginning THE COMPANY’S operations in said airport.(“DIF”) Sales prices shall be pursuant to the following formulas:

PF= (PE + MA) x TRM

or

PF= (PE * TRM) + DIF

Where:

PF = Fuel invoicing price (Colombian Pesos / Gallon)

PE= Price established by ECOPETROL in each of the airports El Dorado and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, Rafael Núñez in Cartagena, and a follows in the following airports: Simón Bolívar in Santa Marta, as established in Baranoa, Palonegro in Bucaramanga, as established in Bucaramanga, Camilo Daza in Cucuta, as established in Bucaramanga, Los Garzones in Montería, as established in Baranoa, Yariguies in Barrancabermeja, as established in Bucaramanga, Matecaña in Pereira, as established in Medellín, Alfonso López in Valledupar, as established in Baranoa, Almirante Padilla in Riohacha as established in Baranoa and Vásquez Cobo as established in Bogota. (USD/gallon).

TRM = Market exchange rate as of the date of product delivery.

MA = Difference given by TERPEL for domestic and international volume of COMPANY at El Dorado and Terminal Puente Aéreo in Bogota, for a price of USD$ 0,06 / gallon, pre-payable on a weekly basis. For Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, Rafael Núñez in Cartagena,, the price is USD$ 0,07 / gallon post-payable SEVEN (7) days after or as established in clause fourteen, depending on the payment method selected by COMPANY.

DIF = Difference granted by TERPEL, for domestic and international volumes of COMPANY at Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha, for a price specified below. The fuel supply service at the Vásquez Cobo Airport in Leticia will be subject to beginning THE COMPANY’S operation in said airport.

Airport	Difference per gallon
Bucaramanga	$1.900
Cúcuta	$2.300
Pereira	$1.700
Barranca	$3.000
Santa Marta	$1.800
Montería	$3.000
Valledupar	$3.500
Riohacha	$2.050
Leticia (Subject to the effective operation kick off of COMPANY).	$3.500

The postpayment method is FIFTEEN (15) days after or as established in clause fourteen, depending on the payment method selected by COMPANY.

The price formula applicable to the Vásquez Cobo airport in Leticia, once COMPANY has begun its operation, shall be as follows:

PF= (PE * TRM) + DIF + FREIGHT

Where:

PF = Fuel invoicing price (Colombian Pesos / Gallon)

PE = Price established by ECOPETROL which for this case is applied according to that established at El Dorado and Terminal Puente Aéreo in Bogota. (USD/gallon)

TRM = Market exchange rate as of the date of product delivery.

DIF = Difference granted by TERPEL for domestic and international volumes for COMPANY at Vásquez Cobo Airport in Leticia, once COMPANY begins its operation effectively, for a price of $3.500 per gallon under the FIFTEEN (15) day modality.

FREIGHT = Multi-mode transportation between Facatativá and Leticia, for a price of $1.990 per gallon.

PARAGRAPH ONE: The price formula does not include the rates, amounts or contributions specified by the National Government, by the Civil Aviation Authority or those imposed by the operating company and / or the concessionaire of El Dorado and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, Rafael Núñez in Cartagena, Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in

Riohacha, in addition to this existing as of the date of signing the CONTRACT, which upon decree by competent authorities, shall increase the fuel invoicing price. With respect to the fuel supply service at the Vásquez Cobo Airport in Leticia, it shall be subject to kick off of COMPANY operations at said airport.

PARAGRAPH TWO: Upon signing the CONTRACT, if there is no rate, amount or contribution decreed by the national government or by the Special Administrative Unit of the Civil Aviation Authority, or imposed by operating companies and / or concessionaires of El Dorado and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, Rafael Núñez in Cartagena, Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha and Vásquez Cobo in Leticia; different from payments arising from lease contracts No. OP-DC-CA 0150-09 and OP-DC-CA 0151-09 for Bogota, No. CC027-2007 for Barranquilla, No. CO-009-04 for Cali, No. 0221-CON for Rionegro and the concession for Cartagena: SACSA 121/2007, for Santa Marta: No SM-AR-005-03, for Bucaramanga: BG-AR-034-08, for Cúcuta: No CC-AR-033-08, for Montería: No MR-AR-002-06, for Barrancabermeja: No EJ-AR-035-08, for Pereira: 2008068, for Riohacha: No. SKRH-AR-070-12, for Valledupar: No VP-AR-006-05 and for Leticia: No LT-AR-DRC-020-06 which were included at their present value and including its expected increases, for determining the price of the current Concession until the last validity date of the Contract herein. With respect to the fuel supply service at Vásquez Cobo Airport in Leticia, it shall be subject to COMPANY’S operation kick off at said airport.

PARAGRAPH THREE: The validity of the conditions agreed at El Dorado Airport and Terminal Puente Aéreo, shall be as agreed in paragraph three of Clause Two.

PARAGRAPH FOUR: The difference between Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha and Vásquez Cobo Airport in Leticia, as well as that of the freight generated by transportation from Facatativá to Leticia, shall be updated according to the annual percentage of variation of the CPI for the period between January and December of the previous year, starting January 1st, 2014. With respect to the fuel supply service at Vásquez Cobo Airport in Leticia, it shall be subject to COMPANY’S operation kick off at said airport.

PARAGRAPH FIVE: When the monthly consumption at Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, and Rafael Núñez in Cartagena, exceeds the average expected in Annex No. 1 herein, the “MA” difference in fuel shall be established in said Annex No. 1 as part of the entire Agreement.

FOURTEEN. INVOICING AND PAYMENTS. TERPEL and COMPANY must establish a mechanism to generate information containing the following information: Base, invoice number, gallons supplied, type of operation, domestic and international, delivery ticket number, exchange rate and price per gallon. Payment of fuel for domestic and international flights, must operate as follows:

a. TERPEL shall invoice COMPANY on a daily basis for each airport’s consumption, according to whether the consumption is domestic or international, and according to the terms in clause four of the CONTRACT, it shall send all corresponding invoices including delivery tickets, which must contain no less than the following information: Date, aircraft, amount supplied, flight number, base, supply time, temperature and density of the product and signature of a COMPANY representative.

b. TERPEL shall send COMPANY statements per expired calendar month; and a portfolio statement within the first five (5) calendar days of the following month, for all invoices delivered by TERPEL and pending payment. This information shall be sent to the following email accounts:

•	genconciliaciones@avianca.com; mario.luna@aviancataca.com cc: diana.elias@aviancataca.com; ileana.figueroa@aviancataca.com for Aerovías del Continente Americano S.A. Avianca.

•	mario.luna@avlancataca.com; sandra.otalvaro@aviancataca.com cc: diana.elias@avlancataca.com; ileana.figueroa@aviancataca.com for Tampa Cargo

•	mario.luna@aviancataca.com cc: diana.elias@aviancataca.com; ileana.figueroa@aviancataca.com for Trans American Airlines S.A. Sucursal Colombia (d.b.a. Taca Perú); Líneas Aéreas Costarricenses Sucursal Colombia S.A. Lacsa, Taca Internacional Airlines S.A. Sucursal Colombia and Aerolíneas Galápagos Sucursal Colombia S.A. Aerogal. The report must come in Excel, with no less than the following information, as long as said information can be obtained from the system currently used by TERPEL: (i) Name or complete registered name of TERPEL; (ii) Tax ID; (iii) Invoice numbers, (iv) Invoice issuance date; (v) Invoice submission dates; (vi) Invoice amount, with and without taxes, and (vi) Invoice expiration date, as well as any modification to TERPEL’S information, such as address and COMPANY legal representative name.

c. COMPANY shall have the period established for each airport starting the invoice date. If after TEN (10) calendar days after the supply, payable amounts have not been paid, further supplies will be suspended.

FIFTEEN. RETURN OF SUPPLY FROM AIRCRAFT.—TERPEL is mandated to provide return of supply services on aircraft without extra cost to COMPANY, only at El Dorado and Terminal Puente Aéreo in Bogota, José María Córdova in Rionegro, during the evening shift.

Return of supply is divided into two (2) categories:

1. Return of fuel to TERPEL. TERPEL shall prepare the return of supply tickets, which must include the same information as in delivery tickets (date, registration number, return of supply volume, airport, firms, etc.), and shall send them together with the corresponding credit note in favor of COMPANY. Said credit note shall break down the cost of returned fuel at the current prices on the date and place of return.

2. If returned fuel does not meet quality parameters, it will be degraded to ground fuel (Diesel Fuel), and in such case, TERPEL will prepare the corresponding credit note at the current Diesel Oil price at the time and place of the return. Returned fuel transportation costs from the airport to the nearest supply plant shall be charged to COMPANY.

For service at El Dorado and Terminal Puente Aéreo in Bogota, it shall be provided up to the total or partial operation kick off for the new aviation fuel distribution operation system through hydrants at said airport or until Organización Terpel S.A. ends direct operation of its aviation fuel distribution facilities in said airport, whichever comes first.

SIXTEEN. TECHNICAL ASSISTANCE—TERPEL is mandated to provide technical assistance and training for staff at the discretion of COMPANY, without cost, around quality management and control of fuels pursuant to the purpose of this Contract, upon request of COMPANY, and prior agreement between the parties. In like manner, COMPANY will provide technical assistance and training for TERPEL staff without any cost, around operations, traffic and circulation, signing and security for its supply to aircraft and operations on platform.

SEVENTEEN. FORCE MAJEURE—Neither TERPEL nor COMPANY shall be responsible for delays nor total or partial breach of their obligations pursuant to the signature and execution of the legal transaction herein, for any of the unforeseen and irresistible events that may constitute force majeure or unforeseeable events according to Colombian legislation. For purposes of the CONTRACT, the following events shall be considered as such: Deficiencies or interruptions in fuel transportation via sea, river, ground or oilducts, beyond control of TERPEL, strikes when the cause is not under the control of TERPEL or COMPANY, riots or revolutions, acknowledged or de facto political or administrative acts of the government, compliance of requests or orders from the authorities, expropriation, seizure, or nationalization, restrictions in the production or import of crude oil or fuel by the government or ECOPETROL, rationing or imposition of quotas by the government or any of its offices, accidents of aircraft or vehicles that may interrupt service as long as they are beyond control of COMPANY.

If according to the Contract herein, TERPEL may not deliver fuel requested by COMPANY in a timely fashion, as a result of an event of force majeure or an unforeseeable event, COMPANY will be entitled to carry out other arrangements to purchase them in the required quantities until TERPEL is in the capacity of carrying out deliveries once again when required by COMPANY. COMPANY will be entitled to consuming fuel purchased from any other person different than TERPEL for its consumption during the time in which TERPEL was not able to supply it before reassuming its purchase of fuel from TERPEL. In events of force majeure or unforeseeable events with respect to COMPANY, it shall not be mandated to purchase fuel from TERPEL. TERPEL guarantees that regardless of the cause for it not being able to supply fuel, if there is any shortage of the sources of supply that does not allow TERPEL to meet its normal commitments under the purpose of the Contract herein, TERPEL will make all efforts and will provide all information available so that the quotas to be established by the competent authorities can be established on a fair and reasonable basis.

EIGHTEEN. PENALTIES—When for causes attributable exclusively to TERPEL or to its subordinates or subcontractors, pursuant to the operational procedures specified in Annex No. 2, there is a delay in the departure of an aircraft, COMPANY may discount the amount payable, as a prepayment or payments in installments, based on the base of the consumption value on the day in which the delay occurred, in the following percentages:

MAIN AIRPORTS

a) For each delay in the departure of the aircraft that is less or equal to twenty (20) minutes at El Dorado and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, and Rafael Núñez in Cartagena, twenty percent (20%) of the value of the flight’s refueling for the flight in which there was a delay.

b) For each delay in the departure of the aircraft that is less or equal to twenty (20) minutes at El Dorado and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, and Rafael Núñez in Cartagena, thirty percent (30%) of the value of the flight’s refueling for the flight in which there was a delay.

c) For each delay in the departure of the aircraft that is less or equal to sixty (60) minutes and over forty (40) minutes at El Dorado Airport and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, and Rafael Núñez in Cartagena, forty percent (40%) of the value of the flight’s refueling for the flight in which there was a delay.

d) For each delay in the departure of the aircraft that is over sixty (60) minutes at El Dorado Airport and Terminal Puente Aéreo in Bogota, Alfonso Bonilla Aragón in Cali, Ernesto Cortizzos in Barranquilla, José María Córdova in Rionegro, and Rafael Núñez in Cartagena, seventy percent (70%) of the value of the flight’s refueling for the flight in which there was a delay.

REGIONAL AIRPORTS

a) For each delay in the departure of the aircraft that is less or equal to twenty (20) minutes at Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha and Vásquez Cobo in Leticia, ten percent (10%) of the refueling amount for the flight in which there was a delay.

b) For each delay in the departure of the aircraft that is less or equal to forty (40) minutes or above twenty (20) minutes at Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha and Vásquez Cobo in Leticia, fifteen percent (15%) of the refueling amount for the flight in which there was a delay.

c) For each delay in the departure of the aircraft that is less or equal to sixty (60) minutes or above forty (40) minutes at Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha and Vásquez Cobo in Leticia, twenty percent (20%) of the refueling amount for the flight in which there was a delay.

d) For each delay in the departure of the aircraft that is above sixty (60) minutes at Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha and Vásquez Cobo in Leticia, thirty five percent (35%) of the refueling amount for the flight in which there was a delay.

These fines shall apply notwithstanding the right of COMPANY to terminate the Contract and / or claim any type of duly proven additional damage caused.

The fuel supply service at the Vásquez Cobo Airport in Leticia will be subject to beginning COMPANY’S operations in said airport.

NINETEEN. BREACH—TERPEL and COMPANY may terminate the Contract herein, as a result of breach of any of the obligations of TERPEL or of COMPANY, which can only be claimed by the compliant party as long as the breach has been solved within thirty (30) calendar days after receiving a written notification on the matter.

PARAGRAPH: Advanced termination of the commercial relationship as a result of breach of any of the parties, will give the terminating party the right to charge for the uncompleted portion a single sum equal to the multiplication of the differential value offered by TERPEL in each of the airports, times the missing volume required for completing estimated volumes, (Annex No. 1), as a single amount and the advanced estimate of the impact if the relationship ends before reaching the estimated volume.

The Contract herein signed by the parties lends the right to execution to make said sum enforceable.

TWENTY. CONTRACT ASSIGNMENT—The benefits and obligations arising from signing and executing the CONTRACT, may not be assigned, wholly or in part by any of the Parties without prior written consent from the surrendered party, but it is accepted beforehand that it may be assigned in case of total sale of the assets, transformation or merger of any of the Parties. The settlement or admission in agreement or economic restructuring process of COMPANY or of TERPEL, may terminate the Contract herein in advance, without this being considered as breach unless the legal standards applicable do not allow for such advanced termination.

TWENTY ONE. INDEPENDENCE—TERPEL declares and guarantees that it is not and shall not act in any case as a representative, agent, intermediary or proxy of COMPANY. Consequently, once the CONTRACT is signed, it only acquires the obligations set forth in the legal transaction herein. TERPEL declares and guarantees that it will not execute any document or contract whatsoever for and on behalf of COMPANY.

TWENTY TWO. AUTONOMY—TERPEL AND COMPANY shall execute the obligations that result from the CONTRACT through its own means, with full liberty and technical, economic and financial autonomy, and fully insubordinated from each other. In that sense, the Parties accept that they are not proxies, representatives or partners, nor partners in joint venture, and that neither of them, nor their staff shall be held at any point as bound contractually or under employment, with respect to the other. Consequently, each one shall assume all responsibilities imposed by law with respect to their own staff or their affiliated staff used for the execution of the obligations arising from the CONTRACT, which for all purposes shall be considered as contractually binding exclusively to each party and with respect to the aforementioned persons, there can be no declared legal or contractual dependency or subordination of any sort with respect to the other party. If TERPEL or COMPANY is mandated to pay any sum arising from the responsibility of the other party, the party that pays, without detriment to the legal sanctions in its favor, may deduct or invoice the amount paid, as the case may be.

TWENTY THREE. STAMP TAX—Upon signing the Contract herein, there is no stamp tax posted pursuant to Act 1111 of 2006 and paragraph 2 of Article 519 of the Colombian Tax Code. Notwithstanding, if for any reason, said stamp tax is posted, all parties shall be charged in equal portions, as shall it apply to any legally admissible sanctions with respect to these same concepts.

TWENTY FOUR. DISPUTE SETTLEMENT: Every dispute or controversy related to the signature, execution and settlement of the Contract herein, shall be solved between the parties in first instance through a direct agreement. Upon the fact that gives rise to the dispute, either of the parties may take the initiative of sending the other party, no longer than three days after, a notice on the initiation of the direct agreement phase. If after one calendar month upon notice of the initiation of the direct agreement phase, the dispute has not been settled, either of the parties shall be in the liberty of going before an arbitration court subject to the center for arbitration and conciliation of the chamber of commerce of Bogota, in accordance with the following rules: i) The arbitration court constituted by three (3) arbitrators, attorneys at law, shall be appointed by the parties in common agreement. To this end, the party that decides to request a summon from the arbitration court, shall provide written notice of the fact to the other party, so that the arbitrators appointed by mutual agreement of the parties convene at four pm (4:00) of the following fifth (5th) business day (Saturdays shall be disregarded) at the offices of COMPANY. If either of the parties does not appoint an arbitrator, the arbitrators that have not been elected or appointed shall be appointed by the Chamber of Commerce of Bogota, from a list of arbitrators registered in said Chamber.

ii) The court shall decide according to law.

iii) Fees, costs and expenses resulting from said arbitration, shall be charged to the defeated party and fees and expenses associated to the execution of the arbitration award, shall be paid by the party against which the execution is established.

iv) The court shall be held in the city of Bogota.

v) The court shall rule in Bogota.

TWENTY FIVE. CONFIDENTIALITY. The Contract herein and its terms and conditions are confidential, consequently, without prior consent of the other party, neither of the parties may disclose or communicate before a third party about the existence or content herein, or any other information obtained by reason of its execution or during its execution, unless it is before the executives and directors, legal and financial advisers, auditors, insurance brokers and / insurance companies, or when: (a) the information has been requested by a court order or and administrative order from a proper authority; (b) it is revealed pursuant to a law or regulation with force of law; or (c) it is revealed pursuant to a legal requirement from any proper authority, that must be complied with by the disclosing party. Notwithstanding the foregoing, the Parties may share without prior consent, any information obtained in the Contract herein or any other additional information obtained by reason of its signature or during its execution, with its contracting company, and / or with its contracting company, and / or with companies it controls and / or companies that are under common control with any of the above, including executives and directors, legal and financial advisers, auditors, underwriters, insurance brokers and / or insurance companies for any of the above.

If any of the parties is requested under an administrative ruling or court ruling from a proper authority, to disclose any confidential information; it shall notify this situation to the other party within the following five (5) business days from the date in which said notice was received, in order for the other party to be able to carry out any action it is entitled to, including obtaining a proper protection order, an injunctive relief or any other appropriate recourse to prevent disclosing the requested confidential information, and it shall notify the proper authority that pursuant to the terms of the contract herein, there is a right to confidentiality.

PARAGRAPH ONE: For purposes of the Contract herein, Confidential Information is any information that may refer to the Business or property of any of the Parties that is provided verbally, in written form, or in any other form in which it is delivered or provided to any of the parties for the purposes set forth in the Contract. Confidential Information is also information mentioned by the parties during conversations, discussions or any other related to the signature and execution of the CONTRACT.

The following type of information shall not be considered Confidential Information for purposes of the CONTRACT:

a) Information that the parties have proven to be known to them on the date of disclosure under this Contract;

b) information that is of public domain at the time of being disclosed by any of the parties, as long as it is not by way of action or omission by either of the parties;

c) information provided to either of the parties by third parties that are not mandated to keep it reserved, without this being deemed as breach of contract.

d) information required to be revealed by law, order, decree, regulation, legal ruling or award from any proper government entity.

The parties shall maintain strict reserve of the Confidential Information, and they are mandated to not sell, exchange, or transfer Confidential Information in any other form, or under any other capacity. At the same time, the Parties are mandated to not publish or reveal Confidential Information in any other way to any person or entity, including photocopies, facsimile, or any other type of reproduction, without written prior authorization from the other party.

PARAGRAPH TWO: The parties may reveal Confidential Information to an affiliate, without prior written authorization from the other party. In the last case, before revealing Confidential Information, the Party must obtain a written commitment for strict confidentiality and non-circumvention ensuring no less than the same guarantees, with respect to the preservation of the confidentiality of the Confidential Information, as those within the Contract herein. To that end, an “affiliate” shall be any partnership or legal entity in which the Parties have the same percentage of participation or higher than 50%, or any partnership or legal entity with the same percentage of participation or higher than 50% in any of the Parties, or any legal entity that: (a) controls either of the parties whether directly or indirectly, (b) is directly or indirectly controlled by the same legal entity controlling either of the Parties, or (c) is controlled directly or indirectly by any of the parties. For purposes of this clause, “Control” means the direct or indirect ownership of over 50% of the voting share capital, allowing the person or entity to prevail in every decision in the assembly and specially in electing the directors.

The Parties will be responsible for ensuring that the persons or entities aforementioned maintain Confidential Information in complete reserve and do not disclose it, sell it or exchange it, nor transfer it in any other form of under any other capacity. Each Party shall be responsible for the direct damages caused to the other party and / or its Affiliates, as a direct consequence of violating the obligation of confidentiality herein agreed. Neither of the parties shall be held responsible for an action initiated against the other for special, indirect or consequential damages resulting from or arising from this Agreement, including, but not limited to loss of profit or business interruptions.

Confidential Information shall remain property of each of the Parties, allowing for them to demand its return at any time, and it is mandated to inform the other party in written form. Within five (5) calendar days after receiving said notice, the Party shall return all original documents, copies, and written and digital reproductions in its power, and shall formally request the destruction of Confidential Information held by those previously described who became aware of said information.

The Parties declare and guarantee that they are entitled, and have the authority to reveal the Confidential Information to the other Party. All Confidential Information provided under the terms of the contract herein, is the best information available to the Parties, therefore they do not guarantee, neither expressly or implicitly, the quality, accuracy or integrity of the Confidential Information revealed, said circumstance is acknowledged and accepted by the Parties, as well as the inherent risk of error in the acquisition, processing and interpretation of said information.

The Parties are mandated to keep all information and documents used in furtherance and for the execution of the Contract herein, under confidentiality for a period of three (3) years from the signing date.

TWENTY SIX. CONTRACTUAL REGISTERED ADDRESS—For all legal purposes the contractual registered address shall be the city of Bogota, D.C.

TWENTY SEVEN. STATEMENT ON THE LEGAL ORIGIN OF ASSETS AND LAWFUL HISTORY WITHOUT THE RISK OF INVESTIGATION FOR ILLEGAL ACTIVITIES. The legal representatives of TERPEL and COMPANY, acting in their own behalf as natural persons, and as legal representatives of TERPEL and COMPANY, to their knowledge, and based on good faith and faultlessly, as they have performed all investigations within their reasonable possibilities, state the following that must remain valid during the entire validity of the CONTRACT.

One: assets that constitute the equity of TERPEL and COMPANY as well as that of the partners, shareholders, legal representatives or managers of TERPEL and COMPANY, do not come neither directly or indirectly from exercising illegal activities, nor have they been used as means or instruments to carry out said activities, pursuant to the following provisions: Act 190 of 1995, which established regulations to preserve morality in public administration, setting provisions to eradicate administrative corruption; Act 747 of 2002, which establishes reforms to the Criminal Code, which in turn classifies Asset Laundering; Act 1121 of 2006, which establishes regulations for the prevention, detection, investigation, and sanction of terrorism funding, and other provisions and Act 30 of 1986, which adopts the National Narcotics Statute and establishes other provisions, as well as all those regulations that may modify, supplement, add to or clarify the above.

Two: that there is not existing or known history of firm sanctions over them with respect to each of the aforementioned persons, and there is no existing investigation underway as a consequence of legal civil, criminal, administrative or fiscal actions, or proceedings of any sort held by Colombian or foreign authorities, related to the aforementioned illegal activities, and it can attest to the fact that on the date of signing the Contract herein, none of the aforementioned parties held negative records in national or foreign lists for preventing asset laundering or terrorist activities.

Three: in the event of issuing provisions that categorize new illegal conducts with respect to which COMPANY or TERPEL require a statement of similar scope to those aforementioned, they shall proceed to become effective upon requirement.

Four: upon signing the Contract herein, the previous statements are deemed as accepted and in the event in which COMPANY or TERPEL become aware by any means that they have expired in terms of their validity, with respect to COMPANY or TERPEL or any of the aforementioned persons, or if there is negligence to state a declaration of similar scope on the new conducts categorized as illegal, is shall be deemed that COMPANY or TERPEL are entitled to terminate the contract herein unilaterally and under just cause effective immediately, without being held responsible for the payment of any indemnities whatsoever in its favor or in favor of said persons, payable by COMPANY or TERPEL.

TWENTY EIGHT. TERPEL’S BUSINESS ETHICS AND CONFLICT OF INTEREST. Based on the best practices for the prevention of corruption in applicable legal regulations, COMPANY states that:

1. For purposes of this document, a Public Official is any person employed, providing services directly or indirectly, or representing a government or a branch (executive, legislative or judicial) or an organization or national state entity, or international public organization; or any candidate to a political office, or any representative of a political party, as long as the person or entity before which it is required to execute an action or intervention as a result of the execution of the purpose of this Contract, is a Public Official, in any of the previous cases.

2. It has not been part of, nor does it hold evidence in which any of its mains shareholders, managers employees or any other person working in its behalf (including, but not limited to one of its subsidiaries or subordinates, contractors, subcontractors, consultants) has carried out or has been part of the following, either directly or indirectly:

(i) A prohibited payment, with respect to this Contract, which is defined as any offer, gift, payment, promise of payment or authorization for paying any sum of money or anything of value, with the purpose of: (a) having an influence over any action or decision of the Public Official in his / her official role, (b) inducing the Public Official to carry out or not carrying out any act in violation of his / her legal duty, (c) obtaining an improper advantage, (d) inducing the Public Official to use his / her influence before a government or any of its offices to have an impact or influence over any action of said government or office in order to help obtaining something related to this Contract.

(ii) A Prohibited Transaction with respect to the business relationship herein, which includes the following under its definition:

a. receiving, transferring, transporting, withholding, using, structuring, diverting, or hiding the product of any illegal activity, including fraud and bribery of a Public Official;

b. Taking part of, or funding, facilitating or allowing donations to any person, activity or terrorist organization; or,

c. Participating in any transaction, or carrying out any business in any way with a person or entity that appears in any inhibitory or restrictive list issued by any national or international government entity with respect to money laundering, terrorism funding drug trafficking, or economic or weapon seizure.

(iii) Receiving a copy of Terpel’s Code of Conduct and agreeing on his / her action to be subject to the principles set forth in said Code.

(iv) That neither he / she / it or any of his / her / its employees, contractors, subcontractors or proxies are a Public Official.

During the execution of this Contract, COMPANY is mandated to:

1. Not carry out and take reasonable measures in order to avoid Prohibited Payments or Prohibited Transactions or payments as bribery directly or indirectly by its employees or by intermediaries.

2. Report any Prohibited Payment or Prohibited Transaction existing to his / her / its knowledge immediately to Terpel.

3. Carry out a due diligence process according to the circumstances, around the reputation of contractors, subcontractors, proxies or representatives used for carrying out the work in furtherance of this Contract.

The Parties agree on the fact that breach of these provisions shall allow Terpel to demand an early termination, of this Contract and of any other that COMPANY may have with Terpel, without being held responsible for any indemnity. In every case, Terpel shall pay COMPANY only for services already rendered.

COMPANY shall be held liable for any damage in favor of Terpel pursuant to the applicable laws.

TWENTY NINE. POLICY OF AVIANCA ON CONFLICT OF INTEREST: During the validity of this Contract, each party shall carry out its maximum diligence and care in order to prevent any action that may result in conflict of interest for AVIANCA and / or any of its subsidiaries.

AVIANCA will not allow or accept negotiations from its contractors or contracting parties, as applicable, with any director, employee or third party in connection with COMPANY and / or any of its subsidiaries, regardless of his / her position, in case any of the above and / or their spouse and / or partner in common law and / or relative up to fourth degree of kinship, relatives by marriage up to the second degree or first civil degree, have a direct or indirect participation in the property of the contractor or contracting party, whatever the case may be.

Unless the contractor or contracting party reveals the conflict and there is express authorization from AVIANCA, it shall be deemed that the existence of such conflict may give rise to the decision of terminating the Contract unilaterally by just cause, without giving rise to the payment of any indemnity.

Likewise, the contractor or contracting party, whichever be the case, shall consider that: AVIANCA does not authorize its directors, employees or bound third parties and / or the directors, employees or bound third parties of any of its subsidiaries, to accept form the contractor or contracting party, whichever be the case, and either directly or indirectly, or by any intermediary; any payment service, loan, retribution of any sort or gift of any sort different from advertising material or elements that are universally accepted in the business world.

The following definitions are required for purposes of interpreting this clause:

Directors are those who work as members of the Board of Directors, the President, Vice Presidents, the Human Resource Corporate Manager, the General Secretary, and the legal representative or whoever acts in such capacity.

Employees are all those who are bound through a work contract.

Bound third parties are individuals, different from directors and employees who while serving any third party contractor or goods or services vendor for Avianca and / or any of its subsidiaries, meets a role that provides support for operations, technical, administrative or commercial tasks in benefit of Avianca and / or any of its subsidiaries.

Avianca’s subsidiaries are: Tampa Cargo S.A. Avianca Inc., Aviation Leasing Services (AlS) Investments S.A., Aviation Leasing Services (AlS) Inc, International Trade Marks Agency Inc and Latin Logistics LLC and any which may be established in the future.

THIRTY. TERPEL’S POLICY ON CONFLICT OF INTEREST: COMPANY STATEMENT: The Parties understand conflict of interest as a situation that results from the impossibility of satisfying two interests simultaneously, lead by the manager of a partnership, according to the definition of this term pursuant to the law, and the managed partnership, whether because the interest is of the manager, or of a third party connected to the manager. Therefore, when there is personal interest or a commercial interest that interferes or affects an independent and objective judgment with respect to the best interest of the managing partnership. Pursuant to the foregoing, COMPANY declares the following under oath upon signing this contract:

a) Nor COMPANY nor its partners, legal representative(s), directors, or members of the board of directors have any kinship up to the fourth degree, or affinity up to the second degree or first civil degree, with any legal representative or member of the Board of Directors of Organización Terpel S.A.

b) That it acknowledges and understands the regulations foreseen in the Colombian legislation around conflict of interest.

c) That it has studied the previous provisions and all factual circumstances required to guarantee that neither COMPANY nor its partners, legal representatives, directors, or members of the board of directors are not in breach of this clause neither during the previous negotiation stage that lead to signing this Contract, nor upon signature of said Contract, nor will they be in breach upon its execution, settlement, or termination nor in any other past or present relationship with Terpel.

d) Upon the event of a conflict of interest, the fact must have been previously notified, in written form and directed to the Aviation and Marine Management of Terpel, which implies it has been revealed by COMPANY and acknowledged by Terpel, therefore contracting COMPANY was subject to a rigorous procedure established by Terpel.

e) If COMPANY or any of its legal representatives, directors, or members of the board of directors, are part of any of the events described in this clause at any time, without prior notice as advised in the previous sub-section; COMPANY authorizes Terpel to terminate the Contract herein or any other existing contractual relationship in concept of breach with respect to this requirement of information and transparency.

THIRTY ONE. WRITTEN FORM REQUIREMENT. All agreements hereunder are the only obligations for the parties in addition to those established by law. Therefore, this contract shall replace any other prior verbal or written agreement between the parties, and specially all contracts listed below: Aviation Liquid Fuel Supply Contract between Terpel and Aerolíneas Galápagos S.A. Aerogal Sucursal Colombiana modified by amendment executed on August 8th, 2012 an valid until August 31st, 2014; Aviation Liquid Fuel Supply Contract between Terpel and Líneas Aéreas Costarricenses S.A. Lacsa Sucursal Colombia, Taca International Airlines S.A. Sucursal Colombia and Trans American Airlines S.A. Sucursal Colombia valid until June 30th, 2013; Aviation Liquid Fuel Supply Contract between Terpel and Tampa Cargo S.A. executed on July 01, 2011 and valid until June 30th, 2013. Modifications to the contract shall always be submitted in written form, signed by the legal representatives of both parties.

In witness whereof, this document is signed in the city of Bogota on April 22nd, 2013.

AEROVÍAS DEL CONTINENTE AMERICANO S.A. AVIANCA

(illegible signature)

Elisa Murgas de Moreno

C.C. 41.614.534 from Bogota

Legal Representative

AEROLÍNEAS GALÁPAGOS SUCURSAL COLOMBIA

(illegible signature)

Elisa Murgas de Moreno

C.C. 41.614.534 from Bogota

Legal Representative

TRANS AMERICAN AIRLINES S.A. TACA PERÚ SUCURSAL COLOMBIA

(illegible signature)

Elisa Murgas de Moreno

C.C. 41.614.534 from Bogota

Legal Representative

LÍNEAS AÉREAS COSTARRICENSES S.A. LACSA SUCURSAL COLOMBIA

(illegible signature)

Elisa Murgas de Moreno

C.C. 41.614.534 from Bogota

Legal Representative

TACA INTERNACIONAL AIRLINES S.A. SUCURSAL COLOMBIA

(illegible signature)

Elisa Murgas de Moreno

C.C. 41.614.534 from Bogota

Legal Representative

TAMPA CARGO S.A.

(illegible signature)

Christian Vesga

C.C. 91.266.593 from Bogota

Alternate Legal Representative

ORGANIZACIÓN TERPEL S.A.

(illegible signature)

Sylvia Escovar Gomez

C.C. 51.615.762 from Bogota

Alternate Legal Representative

ANNEX No.1

DELIVERY AIRPORT, VOLUME EXPECTED, PERCENTAGES AND

PRICES

Seller:	Organización Terpel S.A.
Buyer:	Aerovías del Continente Americano S.A. Avianca
Aerolíneas Galápagos Sucursal Colombia S.A. Aerogal
Trans American Airlines S.A. Taca Perú Sucursal Colombia
Líneas Aéreas Costarricenses S.A. Lacsa Sucursal Colombia
Taca Internacional Airlines S.A. Sucursal Colombia
Tampa Cargo S.A.
Fuel:	JET A1 in American gallons
Validity of the supply:	from December 1st, 2012 until November 30th, 2015

1. MAIN AIRPORTS:

Airport:

Bogota - El Dorado and Terminal Puente Aéreo

Cali - Alfonso Bonilla Aragón

Rionegro - Jose María Córdova

Barranquilla - Ernesto Cortizzos

Cartagena - Rafael Núñez

Airport	Monthly vol estimate (USG)	Formula
Bogota	AV 6.653.000 2K 201.250 TOTAL 6.854.250	PF = (PE + MA) * TRM

Cali	AV 1.000.000 2K 11.000 QT 22.000 TA 18.000 T0 11.000 TOTAL 1.062.000	PF = (PE + MA) * TRM

Barranquilla	AV 570.000 QT 21.000 TOTAL 591.000	PF = (PE + MA) * TRM

Rionegro - Medellín	AV 870.000 2K 19.000 QT 258.000 T0 22.000 LR 33.000 TOTAL 1.202.000	PF = (PE + MA) * TRM

Cartagena	AV 720.000	PF = (PE + MA)* TRM

Where:

PF = Fuel invoicing price (Colombian Pesos / Gallon)

PE = Price established by ECOPETROL in each of the airports of Bogota,

Cali, Cartagena, Barranquilla and Rionegro (USD/gallon).

TRM=: Market exchange rate as of the date of product delivery.

MA = Difference given by TERPEL for domestic and international volume of COMPANY where for El Dorado and Terminal Puente Aéreo in Bogota it is equal to USD$ 0,06 / gallon, pre-payable on a weekly basis. For the Cali, Barranquilla, Rionegro airports the prices is USD $ 0,07 / gallon, according to the 7 day credit option.

In case of exceeding the monthly estimated volume in the Cali, Barranquilla, Rionegro and Cartagena airports, the difference will be of USD 0,068 / gallon.

2. REGIONAL AIRPORTS:

Airport:

Simón Bolívar - Santa Marta

Palonegro - Bucaramanga

Camilo Daza - Cucuta

Los Garzones - Montería

Yariguies - Barrancabermeja

Matecaña - Pereira

Airport	Monthly vol estimate (USG)	Formula	Applicable poliduct
Santa Marta	110.000	PF= (PE * TRM) + DIF	Baranoa
Bucaramanga	60.000	PF= (PE * TRM) + DIF	Bucaramanga
Cúcuta	40.000	PF= (PE * TRM) + DIF	Bucaramanga
Montería	20.000	PF= (PE * TRM) + DIF	Baranoa
Barrancabermeja	15.000	PF= (PE * TRM) + DIF	Bucaramanga
Pereira	75.000	PF= (PE * TRM) + DIF	Medellin
Valledupar	35.000	PF= (PE * TRM) + DIF	Baranoa
Riohacha	17.500	PF= (PE * TRM) + DIF	Baranoa
Leticia (Subject to the effective operation kick off of COMPANY)	18.900	PF= (PE * TRM) + DIF + FREIGHT	Bogota

Where:

PF = Fuel invoicing price (Colombian Pesos / Gallon)

PE = Price established by ECOPETROL in each of the airports of Barranquilla (Baranoa), Bucaramanga and Medellín (USD/gallon).

TRM = Market exchange rate as of the date of product delivery.

DIF = Difference granted by TERPEL, for domestic and international volumes of COMPANY at Simón Bolívar in Santa Marta, Palonegro in Bucaramanga, Camilo Daza in Cucuta, Los Garzones in Montería, Yariguies in Barrancabermeja, Matecaña in Pereira, Alfonso López in Valledupar, Almirante Padilla in Riohacha and Vásquez Cobo in Leticia for a price specified in clause thirteen of the contract herein under the 15 day post payment modality.

The fuel supply service at the Vásquez Cobo Airport in Leticia will be subject to beginning COMPANY’S operations in said airport.